AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement (“Agreement”) entered into between Fuel Systems Solutions, Inc., a Delaware corporation (the “Company”) and Mariano Costamagna, a natural person and a resident of the Republic of Italy (“Executive”), as of December 9, 2008. This Agreement shall be effective as of January 1, 2009 (the “Effective Date”).

RECITALS

     IMPCO Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“IMPCO”), and Executive entered into an Employment Agreement dated as of December 22, 2004 (the “Prior Employment Agreement”). The Company and Executive desire to enter into this Agreement in order to amend and restate the terms of the Prior Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

AGREEMENT

     1. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2012 (the “Term”), unless Executive’s employment is sooner terminated as provided herein. Notwithstanding the foregoing, the Term shall automatically terminate upon Executive’s termination of employment prior to December 31, 2012 in accordance with Section 9.

2.	Position and Duties.

2.1. Chief Executive Officer. Company and Executive agree that Executive will continue to be employed as the Company’s Chief Executive Officer. As Chief Executive Officer, Executive’s responsibilities and duties shall include the professional, competent direction and management of the Company as a whole, and such other managerial responsibilities and executive duties as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”) which are consistent with his position and status. During the Term of this Agreement, Executive shall discharge his duties to the Company at such locations as Executive reasonably determines are suitable and appropriate.

     2.2. Full-Time; Travel. At all times during the Term, Executive agrees to devote his full-time efforts to his duties with the Company and its Affiliated Entities. It is anticipated that Executive will continue to travel as reasonably appropriate to personally oversee the Company and its Affiliated Entities.

     2.3. Company Policies. All policies published by the Company or delivered to the Executive prior to or following the Effective Date regarding employment policies, codes of conduct, required behavior by employees and other similar matters (collectively referred to as “Company Policies”) are incorporated within this Agreement as though fully set forth in this Agreement. The Executive agrees to be bound by and adhere to all such Company Policies as

K&E 13476542.13

presently exist or as may be hereafter issued or modified by the Company. Without limiting the foregoing, the Executive agrees to conduct business on behalf of the Company in a manner consistent with proper and ethical business practices and consistent with the best interests of the Company. To the extent any Company Policies are inconsistent with or contrary to the provisions of this Agreement, this Agreement shall prevail.

     3. Compensation. For all services rendered by Executive under this Agreement, Company shall pay Executive an annual base salary in two currencies. The Company shall pay Executive $360,000 in U.S. Dollars and €120,000 in Euros, the aggregate of which shall be Executive’s “base salary” for purposes of this Agreement. Executive shall not be paid any other compensation in any capacity as a director, officer or otherwise by any Affiliated Entity of the Company without the approval of the Board. Executive shall be paid his base salary on the same basis applicable to executive employees generally, minus all lawful and agreed upon payroll deductions. Executive’s compensation shall be reviewed annually by the Compensation Committee of the Board in accordance with normal Company salary review procedures, but may not be decreased during the Term of this Agreement.

     4. Business Expenses. Company agrees to reimburse Executive for all reasonable business expenses incurred by Executive while on Company business, subject to the Company’s normal business expense policies. Executive shall maintain such records as will be necessary to enable the Company to properly deduct such items as business expenses when computing the Company’s federal income tax. All such reimbursements shall be made promptly after submission of the required documentation, but in any event by the end of the calendar year following the year in which such expenses were incurred.

     5. Bonuses. Executive will also be eligible for consideration for a bonus in accordance with the terms and conditions of the Company’s 2006 Equity Incentive Plan (or any successor plan), as may be amended from time to time.

6.	Benefits.

6.1. Employee Benefits. Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, in accordance with the terms thereof (and subject to any applicable waiting periods or other eligibility requirements). Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

     6.2. Key Person Insurance. Company may, in its sole discretion, obtain “key person” life insurance covering Executive in such reasonable amounts as it shall determine. Executive agrees to fully cooperate in obtaining such coverage, including by submitting to a physical examination if requested by the insurance provider, and, on behalf of himself, his heirs and beneficiaries, disclaims all and any right, title and interest in and to the proceeds of such insurance.

     6.3. Life Insurance Policy. To the extent the Company determines, in its sole discretion, that it can obtain and maintain such coverage on customary and reasonable economic terms, the Company shall maintain a life insurance policy on the life of Executive and payable to the Company upon the death of Executive in an amount of not less than $20,000,000 in U.S. Dollars. Executive agrees to fully cooperate in obtaining such coverage, including by submitting to a physical examination if requested by the insurance provider. The Company shall not be required to provide such coverage if Executive does not fully cooperate in obtaining such coverage or if the Company determines at any time that such coverage is too expensive for the Company to obtain or continue in effect. Following Executive’s death and to the extent such life insurance policy is then in effect, the Company shall notify Executive’s designated beneficiaries (of which the Company is reasonably aware) (the “Beneficiaries”) (a) that the Company may purchase up to $10,000,000 in U.S. Dollars of the Company’s common stock from such Beneficiaries, (b) of the maximum number of shares of the Company’s common stock that may be purchased for up to $10,000,000 in U.S. Dollars (based upon the arithmetic mean of selling prices of the Company’s common stock on all trading days during the thirty (30) day period preceding Executive’s death), (c) that such Beneficiaries must notify the Company in writing by a date specified by the Company in such notice (which shall be within a reasonable time period following Executive’s death) of the number of shares of the Company’s common stock or U.S. Dollar value of the Company’s common stock that the Company will purchase from such Beneficiaries (in each case, up to $10,000,000 in U.S. Dollars as calculated in accordance with this Section). Such Beneficiaries shall notify the Company in writing by the date specified in the Company’s notice of the amount of such Beneficiaries’ common stock of the Company that the Company shall purchase (up to the amount of $10,000,000 in U.S. Dollars as calculated in accordance with this Section). In the event such Beneficiaries obligate the Company to purchase such common stock of the Company from such Beneficiaries, such Beneficiaries shall provide all common stock certificates, stock powers and other documents reasonably requested by the Company to allow the Company to fulfill its obligation to purchase such common stock.

7. Vacation. Executive shall be entitled to four (4) weeks’ paid vacation per year.

Vacation shall be scheduled by Executive at a time that is consistent with the Company’s business needs. Upon the termination of this Agreement, Executive shall be paid for all previously accrued and unused vacation time.

8. Confidential Information; Trade Secrets; Intellectual Property; Non-Solicitation and Non-Interference; Non-Competition.

     8.1. Confidential Information. It is understood and agreed that as a result of Executive’s employment with Company and his prior employment with MTM S.r.l., Executive has acquired and will continue to acquire and make use of confidential information about the Company and its Affiliated Entities (as defined below) and their business, suppliers and customers, such information constituting trade secrets. During the course of his employment with the Company and thereafter, Executive shall keep secret and retain in strictest confidence, and, except to the extent required to be disclosed by applicable law or court order, shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form), now existing or to be developed in the future, relating to the business or affairs of the Company and the Affiliated Entities or their current or potential businesses (including their predecessors prior to being acquired by the Company), including but not limited to information, observations, and data relating to financial statements, customer identities, potential customers, acquisition opportunities, business development or transformation plans, employees, suppliers, servicing methods, equipment, programs, strategies and information, marketing and expansion plans, analyses, profit margins, or other proprietary information used by the Company or the Affiliated Entities reasonably related to their business, affairs or industry; provided, however, that Confidential Information shall not include any information which (a) is in the public domain other than as a result of the Executive’s wrongful acts or omissions or (b) becomes known outside the Company by persons who are not associated with the Company and do not have an obligation of confidentiality to the Company or the Affiliated Entities with respect to such information through no wrongful act or omission on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. Executive further agrees that on termination of this Agreement, or at any time on request by the Company, he shall deliver possession to the Company of all Confidential Information and all memoranda, notes, plans, records, reports, computer files, disks and tapes, studies, printouts, software and other documents and writings, whether in paper or electronic form (and copies thereof) and other things of every kind and description relating to the business of the Company or the Affiliated Entities or at Company expense or in the course of Executive’s employment or that contain proprietary information relating to the Company or the Affiliated Entities, including all copies of the same.

“Affiliated Entities” shall mean each of the Company’s direct and indirect subsidiaries and any business, entity or joint venture in which the Company has a direct or indirect equity or other ownership interest.

     8.2. Trade Secrets and Intellectual Property. The results and proceeds of Executive’s services to the Company hereunder, including, without limitation, any works of authorship related to the Company resulting from Executive’s services with the Company and/or any of the Affiliated Entities and any works in progress, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive shall, from time to time, as may be requested by the Company and at the Company’s sole expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive’s services to the Company that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This Section 8.2 is subject to, and shall not be deemed to limit, restrict or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its Affiliated Entities.

     8.3. Non-Solicitation and Non-Interference. During Executive’s employment with the Company and for a period of one (1) year thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (a) solicit, aid or induce any employee, representative or agent of the Company, any Affiliated Entity or any of their respective affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or any Affiliated Entity or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (b) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company, its Affiliated Entities and any of their respective customers, vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 8.3 while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 8.3 shall not be violated by (a) general advertising or solicitation not specifically targeted at Company-related persons or entities, (b) Executive serving as a reference, upon request, for any employee of the Company or any Affiliated Entity, or (c) actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

     8.4. Non-Competition. Executive acknowledges that through his employment with the Company and its Affiliated Entities prior to and after the Effective Date, (a) Executive has had and will continue to have access to trade secrets and other Confidential Information of the Company, its Affiliated Entities and their businesses, suppliers, customers and licensors, which, if disclosed, would unfairly and inappropriately assist in competition against the Company and its Affiliated Entities; (b) in the Executive’s employment by a competitor during the Restricted Period (as defined below), Executive would inevitably use or disclose such trade secrets and Confidential Information; (c) the Company and its Affiliated Entities have substantial relationships with their customers and Executive has had and will continue to have access to these customers; (d) Executive has received and will receive specialized training from the Company and its Affiliated Entities; and (e) Executive has generated and will continue to generate goodwill for the Company and its Affiliated Entities in the course of Executive’s employment with the Company. Therefore, in consideration of Executive’s continued employment with the Company, of the compensation and benefits provided to Executive under this Agreement, including but not limited to those set forth in Sections 3, 4 and 5 hereof, the Company’s agreement to provide the Termination Payment to Executive in accordance with Section 11, and of Executive’s being granted access to the customers, trade secrets and other Confidential Information of the Company and its Affiliated Entities, Executive agrees that the following restrictions on Executive’s activities during and after Executive’s employment are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliated Entities from unfair and inappropriate competition:

     (i) During Executive’s employment with the Company and during the period Executive is eligible to receive the Termination Payment (as defined below) (such period, the “Restricted Period”), Executive will not, directly or indirectly, engage or participate, in any capacity, whether as an owner, stockholder, member, partner, employee, director, independent contractor, franchisor, franchisee, consultant or otherwise or render any direct or indirect service or assistance, whether with or without compensation, in all or any portion of any business that the Company or any Affiliated Entity conducts or is developing as of the date of such termination in any geographic area in which the Company or any of its Affiliated Entities conducts that business, or is actively planning to conduct that business, as of the date of such termination (the “Non-Competition Area”) and Executive will not permit his name to be used by any enterprise engaging in or participating in any such business in the Non-Competition Area; provided, however, that ownership of less than 2% of the outstanding stock of any publicly traded company shall not by itself be deemed to be a violation of this provision.

     (ii) In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section 8. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliated Entities and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliated Entities that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company, its Affiliated Entities and equitable enforcement of the covenant would be proper. Executive therefore agrees that the Company and its Affiliated Entities, in addition to any other remedies available to them, will be entitled to preliminary and permanent injunctive relief against any breach by Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security. Executive and the Company further agree that, in the event that any provision of this Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Executive further covenants that he will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 8. It is also agreed that the Company and any Affiliated Entities will have the right to enforce all of the obligations under this Agreement, including without limitation pursuant to this Section 8, to the extent such enforcement is permitted by law.

     9. Termination. The Term and Executive’s employment with the Company and its Affiliated Entities shall be terminated upon the occurrence of the following events:

9.1. Immediately upon the death of Executive;

     9.2. If Executive shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a consecutive period of three (3) months or on a cumulative period of six (6) months in any eighteen (18) month period, upon the Company or Executive giving the other party not less than thirty (30) days’ written notice

(“Disability”);

9.3.	Expiration of the Term or any renewal or extension thereof;

9.4.	Immediately by the Company for “Cause”, which shall mean (a) grossly negligent or intentionally wrongful personal or professional conduct of Executive, including but not limited to criminal conduct, which, in the reasonable and good faith judgment of Company injures or tends to injure the reputation of Company or otherwise adversely affects the material interests of Company; (b) Executive’s continued refusal to perform his substantial job functions after written notice from the Board requesting such performance; (c) Executive’s refusal to cooperate in any audit or investigation of the financial statements or business practices of the Company or its Affiliated Entities; or (d) any act or omission of Executive, not remedied within twenty (20) business days after written notice from the Board stating that failure to remedy such conduct may result in Termination for Cause, which:

     (i) interferes materially with, or suggests a material inability to perform, the Executive’s duties to the Company; or

(ii) represents a material breach of this Agreement.

9.5.	Immediately by the Executive for “Good Reason”, which means:

(i) any act or omission by the Company which materially diminishes

Executive’s title, responsibilities, authority or status with the Company, including without limitation the appointment of a supervisor for Executive other than the Board;

	(ii)	any	reduction in the Executive’s base	salary without the
Executive’s consent;

	(iii)	any	material adverse deviation from the	bonus determination

policies applicable to Company executives generally; or

     (iv) the delegation by the Company to any other executive any of Executive’s responsibilities such that Executive’s authority or status or overall level of responsibility within the Company has been materially diminished;

provided that, for Good Reason to exist (a) Executive must give the Board written notice within sixty (60) days of the occurrence of an event described in clauses (i) through (iv) of this Section 9.5 and (b) the Company must fail to correct or cure such action or event in all material respects within twenty (20) business days following Executive’s written notice of such action or event and (c) Executive must actually terminate employment within thirty (30) days of the expiration of the Company’s cure period.

10.	Effects of Termination.

10.1. Final Pay. Upon termination of Executive’s employment with the

Company and all Affiliated Entities, Company agrees to pay Executive all base salary which is due and owing to Executive as of the date of termination, less legal deductions or offsets Executive may owe to Company for such items as salary advances or loans. Executive agrees that his signature on this Agreement constitutes his authorization for all such deductions. Except as otherwise provided pursuant to Sections 11 and 12, Executive shall not be entitled to any other or additional compensation upon termination.

     10.2. Return of Company Property. By no later than his last day of employment with the Company and its Affiliated Entities, Executive agrees to return to the Company all property of any kind of the Company or its Affiliated Entities which may be in Executive’s possession.

     10.3. Continuing Obligations. In the event of termination of the Term, the terms and provisions of this Agreement shall also terminate, with the exception of Section 8 and any other provisions that expressly address post-termination issues, which shall continue in full force and effect according to their terms.

     10.4. Resignation of Positions. Upon termination of Executive’s employment with the Company and all Affiliated Entities for any reason, Executive shall resign, and shall be deemed to have resigned, from all positions as an employee of the Company and its Affiliated Entities.

11.	Separation Benefits.

11.1. Benefit. In the event Executive’s employment with the Company and its

Affiliated Entities is terminated by Executive for Good Reason, or by the Company for any reason other than for Disability or Cause (a “Qualifying Termination”), Executive shall have the right to require the Company to pay Executive $5,000,000 in U.S. Dollars (the “Termination Payment”), in five equal annual installments, without interest, subject to applicable tax withholding, with the first such installment due and payable on the sixtieth (60th) day following the date of Executive’s Qualifying Termination, and with subsequent installments due on each consecutive annual anniversary of the date of Executive’s Qualifying Termination. The Executive agrees that such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment. Notwithstanding anything to the contrary contained herein, as a condition to receiving any installment of the Termination Payment, Executive shall be required to have executed and delivered to the Company, and any applicable revocation period shall have expired without revocation of, a general release of claims substantially in the form attached as Exhibit A hereto (the “Release”) prior to the sixtieth (60th) day following the date of Executive’s Qualifying Termination. The Termination Payment shall be immediately terminated if Executive materially violates any of the provisions of Section 8 of this Agreement during the Restricted Period, with no further obligations owed by the Company to Executive hereunder. Notwithstanding the foregoing, the Company will not terminate the Termination Payment to the extent that it is prohibited from doing so by law.

     11.2. Effect of a Change in Control Before a Qualifying Termination. In the event of a Change in Control (as defined below) that occurs before Executive’s Qualifying Termination, (a) unless otherwise determined by the Board, the amount of the Termination Benefit shall cease to be $5,000,000 and shall instead be equal to the product of 2.99 and (x) the greater of Executive’s base salary as in effect upon termination or immediately before such Change in Control and (y) the average annual cash bonus earned by Executive for three full calendar years preceding Executive’s termination from the Company and (b) any Termination Payment payable to Executive as a result of his Qualifying Termination on or before the second anniversary of the Change in Control shall be paid in a cash lump sum on the sixtieth (60th) day following the Executive’s Qualifying Termination if Executive has executed and delivered, and any applicable revocation period shall have expired without revocation of, the Release on or prior to such date. For purposes of this Agreement, “Change in Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions, pursuant to which a “person” (as defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) or “group” (as such term is used in Section 14(d) of the Act) (A) acquires (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of the Company (or any surviving or resulting company) possessing the voting power to elect a majority of the Board of the Company (or the board of directors of such surviving or resulting company) or (B) acquires assets constituting all or substantially all of the assets of the Company and its direct and indirect subsidiaries (as determined on a consolidated basis).

     11.3. Effect of a Change in Control After a Qualifying Termination. Unless otherwise determined by the Board, in the event of a Change in Control that occurs during the period Executive is receiving Termination Payments under Section 11.1, Executive shall forfeit and no longer be entitled to any remaining payments of the Termination Payments. If the Board determines that Executive will not forfeit the remaining payments of the Termination Payment, such remaining payments shall continue to be paid to Executive in accordance with Section 11.1; provided that if the Change in Control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall be paid the remaining payments of the Termination Payments in a cash lump sum upon the occurrence of such Change in Control.

12.	Certain Additional Payments by the Company.

12.1 If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Company (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. Any Gross-up Payment shall be made no later than the end of the calendar year following the year in which the Excise Tax is payable by Executive.

     12.2 Subject to the provisions of Section 12.3, all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by the Executive and shall be reasonably acceptable to the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). If the Company exhausts its remedies pursuant to Section 12.3 and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     12.3 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim;

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation,

accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

	(iii)	cooperate with the Company in good faith effectively to contest such claim; and

	(iv)	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

13.	Construction of Agreement.

13.1. Essential Terms and Modification of Agreement. This Agreement amends and restates the Prior Agreement in its entirety. The Prior Agreement shall be of no further force and effect. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangement between the Company and Executive, all of which have been voluntarily agreed upon. The Company and Executive agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will not be effective until it is included in a written supplemental agreement that is executed by both a representative of the Board, pursuant to authorization of the Board, and the Executive.

     13.2. Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

     13.3. Notices. Any notice hereunder shall be in writing and shall be deemed given and effective when delivered personally, by fax (with confirmed delivery) or by recognized international overnight or commercial express carrier, addressed to a party at its address stated below or to such other address as such party may designate by written notice to the other party in accordance with the provisions of this Section:

If to the Company:

Fuel Systems Solutions 3030 South Susan Street Santa Ana, California 92704-6435 Phone: (714) 656-1200 Fax: (714) 656-1400 Attn: Lead Director, Board of Directors

With a copy to:

Eva Davis Kirkland & Ellis LLP 777 South Figueroa Street Suite 3700 Los Angeles, CA 90017-5800

If to Executive:

Mr. Mariano Costamagna Viale Salmatoris n2 12062 Cherasco (CN) Italy Phone +39 0172 48 9961

With a copy to:

Studio Tibaldi Giraudo Via S. Margherita 8 Alba (Cuneo) Italy Telecopier: 39 01733 62307 Attn: Paolo Giraudo

13.4. Section 409A Compliance.

     (i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief, the Company will, after consulting with Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

     (ii) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” by Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.4 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this letter agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

     (iii) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

     13.5. Governing Law. This Agreement shall be interpreted and performed under the laws of the State of Delaware.

     13.6. Arbitration. Except for Section 8, which shall be enforceable in accordance with the terms thereof, any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Los Angeles, California (applying Delaware law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

     13.7. Waiver. The waiver by either party of any breach of any provision of this Agreement by the other party shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     13.8. Captions. The captions and headings of the sections and subsections of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

     13.9. No Representations. Executive acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company that is not set forth in this Agreement.

     13.10. Assignment and Successors. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The rights and obligations of Executive hereunder are nonassignable. Company may assign its rights and obligations to any entity in which Company or a company affiliated with Company has a majority ownership interest.

     13.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same Agreement.

     This Amended and Restated Employment Agreement has been executed as of the date first set forth above.

Fuel Systems Solutions, Inc.

/s/ Matthew Beale_________________ By Matthew Beale President

/s/ Mariano Costamagna____________ Mariano Costamagna

ACKNOWLEDGED: IMPCO Technologies, Inc.

/s/ Matthew Beale_________________ By Matthew Beale President

EXHIBIT A

GENERAL RELEASE

     I, Mariano Costamagna, in consideration of and subject to the performance by Fuel Systems Solutions, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of December 9, 2008 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

A. I understand that any payments or benefits paid or granted to me under Section 11 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 11 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

B. Except as provided in Sections 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

C. Each party expressly waives all rights afforded by any statute, which limits the effect of a release with respect to unknown claims. Each party understands the significance of his or its release of unknown claims and his or its waiver of statutory protection against a release of unknown claims and accordingly, each party expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

D. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

E. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

F. I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.

Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived by law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

G. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending Claim of the type described in Section 2 as of the execution of this General Release.

H. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

I. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

J. I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses (including lodging and meals) upon my submission of receipts.

K. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

L. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS

UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS

AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING

AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _________ , ____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE

_________ , ____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	THE CHANGES TO THE AGREEMENT SINCE __________ , _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL

NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND

VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN

INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
________________________

___________________________________
MARIANO COSTAMAGNA